EXHIBIT 10.6

JOINT VENTURE AGREEMENT

Karbon-X Joint Venture

A BRITISH COLUMBIA JOINT VENTURE

THIS JOINT VENTURE AGREEMENT (herein after referred to as the “Agreement”) is entered into as of this 15 day of November, 2022, by and among Karbon-X Project, Inc., a British Columbia corporation (“Karbon-X”), Silviculture Systems Corp., a Canadian corporation (“Silviculture”), and 4everforest Foundation, a Canadian not-for-profit corporation (“4everforest”), for the purpose of joint development, marketing and sales of carbon and development of clean earth projects.

W I T N E S S E T H:

WHEREAS, the Parties desire to form a joint venture, under the laws of the Province of British Columbia upon execution of this Agreement for the purposes set forth herein and desire to determine between themselves their respective responsibilities, interests, and liabilities in connection with the performance of the before mentioned acquisition; and

NOW, THEREFORE, in consideration of the mutual covenants and promises herein contained, the Parties hereto hereby agree to constitute themselves as participants in a certain joint venture, and do covenant, agree and certify as follows:

ARTICLE I. DEFINITIONS:

1.1 “Affiliate” shall refer to (i) any person directly or indirectly controlling, controlled by or under common control with another person, (ii) any person owning or controlling 10% or more of the outstanding voting securities of such other person, (iii) any officer, director or other partner of such person and (iv) if such other person is an officer, director, joint venturer or partner, any business or entity for which such person acts in any such capacity.

1.2 “Parties” shall refer to Karbon-X, Silviculture and 4everforest, and any successor(s) as may be designated and admitted to the Venture.

1.3 “Net Profits” and “Net Losses” means, for each fiscal year of the Venture or other period specified in this Agreement, an amount equal to the taxable income or loss, or particular items thereof, determined in accordance with the Income Tax Act (Canada) where, for this purpose, all items of income, gain, loss or deduction required to be stated separately under the Income Tax Act (Canada) shall be included in taxable income or loss.

1.4 The “book” value of an asset shall be substituted for its adjusted tax basis if the two differ, but otherwise Net Profits and Net Losses shall be determined in accordance with Canadian federal income tax principles.

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1.5 “Percentage of Participation” shall refer to that figure set forth in Article V at section 5.1.

ARTICLE II

FORMATION, NAME, AND PRINCIPAL PLACE OF BUSINESS

2.1 FORMATION

(a) The Parties do hereby form a joint venture (the “Venture”) pursuant to the laws of the Province of British Columbia in order for the Venture to carry on the purposes for which provision is made herein.

(b) The Parties shall execute such certificates as may be required by the laws of the Province of British Columbia or of any other province or state in order for the Venture to operate its business and shall do all other acts and things requisite for the continuation of the Venture as a joint venture pursuant to applicable law.

(c) From and after the date hereof, the rights and obligations of the Parties shall be, in each case, several, and shall not be or be construed to be either joint or joint and several. Nothing contained in this Agreement shall, except to the extent specifically authorized hereunder, be deemed to constitute a Party a partner, an agent or legal representative of any other Party. It is intended that this Agreement shall not create the relationship of a partnership between the Parties and that no act done by any Party pursuant to the provisions hereof shall operate to create such a relationship. In that regard, it is not the intention of the Parties that this Agreement be construed as one for carrying on business together but rather that it be construed as an agreement for the regulation of their respective rights and obligations as set forth herein. Except as expressly provided for in this Agreement, neither Party shall be deemed to be a trustee or fiduciary of any other Party as a result of this Agreement.

2.2 PRINCIPAL PLACE OF BUSINESS

The Venture shall maintain its principal place of business at 1410 Columbia Ave., Castlegar, British Columbia, Canada N1N 3K3. The Venture may re-locate its office from time to time or have additional offices as the Parties may determine, jointly.

ARTICLE III

PURPOSE OF THE JOINT VENTURE

The business of the Venture shall be primarily for the purpose of development, marketing, distribution and sale of carbon and development of clean earth projects (the “Project”), all as more particularly described in Schedule “A” attached hereto.

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ARTICLE IV

TERM

The term of the Venture shall commence as of the date hereof and shall be terminated and dissolved upon the earliest to occur of: (i) the sale of the Venture’s ownership in the Project, (ii) the refusal or inability of any Party to this Agreement to meet their requirements, obligations and/or stipulations in this Agreement, (iii) the unanimous agreement of the Parties; (iv) the order of a court of competent jurisdiction or (v) a Party is declared bankrupt by judgment or order from which no appeal is available, or initiates proceedings to be declared bankrupt or insolvent or takes the benefit of the Companies Creditors Arrangements Act (Canada).

ARTICLE V

PERCENTAGE OF PARTICIPATION

5.1 Except as otherwise provided in sections 5.6, 6.0 and 9.0 hereof, the interest of the Parties in any gross profits and their respective shares in any losses and/or liabilities that may result from the operation of the Venture, and their interests in all property and equipment acquired and all money received in connection with the operation of the Venture shall be as follows:

Karbon-X	80%
Silviculture	20%
4EverForest	0%

(Except in the case where grant funding is awarded to 4EverForest in which case SiLviculture and 4EverForest shall split 20% per mutual agreement)

5.2 Each Party (the “Indemnifying Party”) agrees to indemnify the other Parties (the “Indemnified Parties”) and to hold the Indemnified Parties harmless from, any and all actions, causes of action, suits, claims, losses, damages, liabilities, demands, costs and expenses which may be brought against, incurred or suffered by the Indemnified Parties arising from any act or omission of the Indemnifying Party in connection with the Venture. The provisions of this Section 5.2 shall not apply in respect of any inaccuracy or breach of a representation or warranty or covenant involving fraud or fraudulent misrepresentation. No Party shall in any event be liable for any indirect, incidental, special, consequential, exemplary or punitive damages (including, without limitation, lost profits or savings, loss of use, cost of capital, or down time costs), including if arising from any breach of this Agreement (including fundamental breach) or from the negligence of that party, even if advised of the possibility of such damages.

5.3 CONTRIBUTION OF THE VENTURE.

(a) Silviculture shall cause its shareholders to sell and Karbon-X shall purchase 80% of the fully- diluted issued and outstanding shares of Silviculture (the “Silviculture Purchase”).

(b) The purchase price for the Silviculture Purchase shall be $3,750,000USD, payable in shares of common stock of Karbon-X Corp. (“Karbon-X Corp.”), a Nevada publicly traded corporation and the parent company of Karbon-X Project, Inc. priced at the lower of current market price on the date of issuance or $0.50 per share (the “Karbon-X Shares”). The Karbon-X Shares shall all be issued as restricted shares according to the timeline on Schedule B regarding achievement of project milestones, which shall include (i) planting 750,000 Dipteryx Alata (Baru Nut Trees) as per schedule A, (ii) developing the charcoal stream as per schedule A and (iii) creating a system for generating carbon credits as per schedule A. All holders of the Karbon-X Shares shall execute and deliver a Lockup Agreement in the form of Exhibit A hereto, which shall provide for no sales for 12 months from issuance and then the greater of 10,000 shares per week or 2% of the prior week’s trading volume..

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(c) Karbon-X shall contribute capital for operations and development of the Project to the Venture equal to at least $3,500,000USD during the period ending 36 months from execution of this Agreement (the “Karbon-X Contribution”). The Karbon-X Contribution shall be paid as scheduled on Schedule C hereto based on the development of the proposed biomass charcoal business, assistance with carbon management data collection to verify planting and biomass projects to generate a carbon credit stream. The capital of the Venture will be deployed in accordance with the directives of senior management of the Venture, which the Parties agree shall be comprised initially of Chad Clovis, Marita Dautel, Christopher Kerlow and Jeff Zelinski.

(d) All individual or corporate holders of the Karbon-X Shares shall execute and deliver to the company a form of lockup agreement in the form of Exhibit A hereto providing for scheduled potential sales of the Karbon-X shares into the market based on both time and the achievement of milestones. All shares are subject to a 4 month lock up period following issuance.

(e) Karbon-X will have the right to appoint two directors onto the Board of Directors of Silviculture and 4everforest and Silviculture will the right to appoint one director onto the Board of Directors of Karbon-X Corp.

(f) Karbon-X Corp. agrees to solely cover all legal, accounting, governmental, fiduciary costs of creating, maintaining and reporting requirements of a publicly traded entity. These costs will be borne by Karbon-X Corp., without prejudice (in addition to) the agreed capital contribution schedule, enumerated herein.

(g) Except as otherwise required by law or this Agreement, the Parties shall not be required to make any further capital contributions to the Venture.

5.4 RETURN OF CAPITAL CONTRIBUTION.

(a) Except as set forth above and otherwise in this Agreement, no Party shall have the right to withdraw its capital contributions or demand or receive the return of his capital contributions or any part thereof.

(b) The Parties shall not be personally liable for the return of capital contributions or any part thereof, except as otherwise provided in this Agreement.

(c) The Venture shall not pay interest on capital contributions of any Party.

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5.5 ALLOCATIONS OF NET PROFITS AND LOSSES

Subject to the provisions of this Article, the Net Profits and Net Losses of the Venture (including any net “book” gains of the Venture resulting from a Capital Event) shall be allocated to the Parties in the following priority:

A. NET PROFITS:

To the Parties, pro-rata, based on their respective Venture interests as set forth in Section 5.1 hereof.

B. NET LOSSES:

Subject to the provisions of this Agreement, Net Losses of the Venture (including any net “book” loss of the Venture resulting from a Capital Event) shall be allocated to the Parties for tax purposes, pro rata, based upon their respective Venture interests as set forth in Section 5.1 hereof.

C. DISTRIBUTIONS:

Distributable Cash of the Venture shall be distributed to the Parties, pro rata, based on their respective Venture interests as set forth in Section 5.1 hereof.

ARTICLE VI:

POLICY COMMITTEE

6.1 The management of the Joint Venture shall be conducted pursuant to policy established by the Parties acting through a “Policy Committee” which is hereby established.

6.2 Each of Karbon-X and Silviculture shall have an equal voice in the Policy Committee. For such purpose each Party is assigned the following number of votes and hereby designates the following representatives to exercise such votes:

Karbon-X 55 votes

Chad Clovis, Representative

Silviculture 45 votes Christopher Kerlow, Representative

PARTY VOTES REPRESENTATIVES

6.2 Each Party may, at any time, substitute an alternative in place of any of its above-named representatives by serving written notice to all the other Parties. Each Party’s representative or alternative representative on the Policy Committee is hereby granted and shall hereafter possess authority to act for such Party on all matters of interest to it with respect to its participation in the joint venture.

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6.3 The Policy Committee shall determine the policy for the management of the Venture by majority vote and, as used in this Agreement, a “majority vote” is defined to be any figure greater than one-half of the authorized votes.

6.4 The Policy Committee will provide direction for the overall management and control of the business and affairs of the Venture. Without limiting the generality of the foregoing, and subject to the terms of this Agreement, the Policy Committee shall have the following powers, authority and responsibilities:

(a) To determine the time and place of holding its meetings and the procedures for conducting Policy Committee affairs;

(b) To determine and act upon the various matters, expressed or implied, that are contained in any other section of this Agreement, which requires a decision by the Policy Committee;

(c) To determine and act upon any other matters of joint interest to, or requiring prompt action by, the Venture; and

(d) To undertake any capital event, including without limitation sale of any additional interests in the Venture or the sale of the Venture to any third party.

6.5 The Parties will hold a Policy Committee meeting at least quarterly to review the ongoing operations of the Venture and the performance of the Managers or more frequently if required to manage and supervise the Project in accordance with the provisions hereof. The Policy Committee shall generally perform its duties at a meeting at which all designated representatives of the Parties are present, but members of the Policy Committee may participating in a meeting of the Policy Committee by means of telephone or other communications facilities as permit all persons participating in the meeting to hear each other and a member participating in such a meeting by such means is deemed to be present at the meeting for all purposes of this Agreement.

6.6 Karbon-X or Silviculture shall give the other Party at least 7 days’ notice of any meeting called in accordance with Section 6.5. The notice will specify the time and place of, and the agenda for, the meeting, and no meeting will commence unless the Parties have approved the agenda.

6.7 Notice of a meeting will not be required if the representatives of the Parties are all present at a meeting and waive notice of the meeting.

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6.8

(a) A quorum for any Policy Committee meeting will be present if one of the Policy Committee representatives of each of Karbon-X and Silviculture are present. If a quorum is present at the meeting, the Policy Committee will be competent to exercise all of the authorities, powers and discretions bestowed on it under this Agreement. No business other than the confirmation of a chairperson and the adjournment or termination of the meeting will be transacted at any meeting unless a quorum is present at the commencement of the meeting but a quorum need not be present throughout the meeting. If within half an hour from the time appointed for a meeting a quorum is not present, the meeting will, at the election of those representatives who are present:

(i) be dissolved; or

(ii) be adjourned to the same place but on a date and at a time to be fixed by the chairperson of the meeting before the adjournment, which will be not less than 14 days following the date for which the meeting was called.

(b) Notice of the adjourned meeting will be given to the representatives of the Parties immediately after the adjournment of the meeting. Quorum for the adjourned meeting shall be those representatives of the Policy Committee who are present.

6.9 Except as otherwise provided in the Additional Provisions herein, the salaries and expenses of each of the representatives on the Committee shall be borne by the Party whom the representative has been designated to represent and shall not be an expense to the joint venture.

ARTICLE VII

DAY TO DAY OPERATIONS OF THE VENTURE

7.1 The Parties hereby appoint Chad Clovis and Christopher Kerlow as the legal Managers (the “Managers”) of the Company. Except as limited within the authority granted pursuant to the terms of this Agreement, the Managers shall have the complete power and authority to manage and operate the Company and make decisions affecting its business and affairs. The Managers shall devote such of his business time to the operations and success of the Company as shall be necessary.

ARTICLE VIII

JOINT VENTURE BANK ACCOUNTS

8.1 All working capital or other funds received by the Venture in connection with the performance of the Company shall be deposited in a checking account, set up especially for the Venture, and requiring the joint signatures of Karbon-X and Silviculture for any withdrawals in excess of $5,000. Said accounts shall be kept separate and apart from any other accounts of the Parties.

8.2 Withdrawal of funds from the Joint Venture’s joint checking account may be made in such amount and by such persons as authorized by the Policy Committee.

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ARTICLE IX

ACCOUNTING AND AUDITING

9.1 Separate books of accounts shall be kept by the Managers of the transactions of the Venture. Any Party may inspect such books upon reasonable notice and at any reasonable time.

9.2 Periodic audits may be made upon said books at such time as authorized by the Policy Committee by persons designated by the same and copies of said audit shall be furnished to all Parties.

9.3 Upon dissolution of the Venture, a final audit shall be made and copies of such audit shall be furnished to each of the parties.

9.4 It is understood and agreed that the method of accounting used by the Managers and for provincial and federal income tax purposes shall be the cash based method and that the accounting year shall be the calendar year.

ARTICLE X

RESOLUTION OF DISPUTES

10.1 All disputes arising out of this Agreement between the Parties, that is/are not resolvable by good faith negotiations by the same, shall be resolved by arbitration in Vancouver, British Columbia, Canada before one arbitrator agreed to by the Parties. In so agreeing the Parties expressly waive their right, if any, to a trial by jury of these claims and further agree that the award of the arbitrator shall be final and binding upon them as though rendered by a court of law and enforceable in any court having jurisdiction over the same.

ARTICLE XI

NON-DISCLOSURE NON-CIRCUMVENTION

11.1 During the term of this Agreement, the Parties agree to keep completely confidential (except to duly authorized directors, officers, auditors, employees, consultants, advisors and representatives of such Party (“Representatives”)) and shall not use, except for the purposes of performing its obligations under this Agreement, all confidential or proprietary information disclosed by one Party to another Party, including without limitation the names and persons at any clients, insurance companies, banks, lending institutions, venture capitalists, money angels, corporations, individuals, trusts, borrowers, buyers and sellers of the disclosing Party, and Internet websites introduced by any of the Parties or their Representatives. Notwithstanding the foregoing, nothing contained herein shall prevent any Party at any time from furnishing information to any governmental agency or regulatory authority or to the public if required by applicable law.

11.2 During the term of this Agreement, each Party, hereto, agrees not to knowingly circumvent, avoid, bypass, or obviate the other Party, directly or indirectly, to avoid equity participation, payment of fees and commissions, and/or any other form of compensation in any transaction in which a client, investor, bank, lending institution, venture capitalist, money angel, insurance company, corporation, individual, trust lender, borrower, buyer or seller, has been introduced by either Party to the other Party in connection with any loan, finance proposal, current project, trading transaction, collateral request, or other financial transaction requested by the client or customer to a Party.

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11.3 Each party agrees that during the Restrictive Period (as defined below), such party will not, without the express written consent of the Managers, be associated with or engage in, directly or indirectly, as employee, consultant, proprietor, stockholder, partner, agent, representative, officer, or otherwise, the operation of any business that competes directly with the Venture in business activities that are the same or substantially similar to the business activities engaged in by the Venture in any geographic area in which the Venture does business during the Restrictive Period (the “Restricted Territory”). The term “Restrictive Period” shall mean a period of twelve (12) months after the termination of this Agreement for any reason. Passive investment in less than 5% of the outstanding equity securities of an entity which is listed on a national or regional securities exchange shall not, in itself, constitute a violation of this Section.

ARTICLE XII

OTHER PROVISIONS

12.1 The Venture shall be solely responsible for the organization, operation, marketing and management of its business, and shall be responsible for the development of its own ongoing method of business operation, including but not limited to the following: selection and establishment of business sites; sales techniques; marketing plan/system and advertising practices; employee selection, hiring and training; personnel policies and practices; hours of operation; and all other such ongoing concerns in the course of the Venture’s routine business operation and management. The Venture agrees to obtain and maintain insurance to protect its business in such amounts and terms as are customary for businesses in the industry of the Venture.

12.2 This Agreement and all other agreements, exhibits, and schedules referred to in this Agreement constitute(s) the final, complete, and exclusive statement of the terms of the agreement between the parties pertaining to the subject matter of this Agreement and supersede all prior and contemporaneous understandings or agreements of the parties. This Agreement may not be contradicted by evidence of any prior or contemporaneous statements or agreements. No party has been induced to enter into this Agreement by, nor is any party relying on, any representation, understanding, agreement, commitment or warranty outside those expressly set forth in this Agreement.

12.3 This Agreement is binding upon the heirs, court appointed representatives, assigns, and successors of the parties.

12.4 This Agreement shall be governed by the laws of the Province of British Columbia.

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12.5 Any notices required or permitted to be given hereunder shall be given in writing and shall be delivered (a) in person, (b) by certified mail, postage prepaid, return receipt requested, (c) by facsimile or e-mail, or (d) by a commercial overnight courier that guarantees next day delivery and provides a receipt, and such notices shall be addressed as follows:

If to Karbon-X or Karbon-X Corp.:

1410 Columbia Ave.

Castlegar, British Columbia, Canada N1N 3K3

Attention: Chad Clovis

E-mail: cc@karbon-x.com

Copy to:

Cutler Law Group, P.C.

6575 West Loop South, Suite 500

Bellaire, TX 77401

Attn: M. Richard Cutler

Email: rcutler@cutlerlaw.com

If to Silviculture	512-55 Harbour Square Toronto, Ontario, Canada M5J 2S2 Attention: Christopher Kerlow E-Mail: chrisk@4everforest.org

If to 4EverForest	512-55 Harbour Square Toronto, Ontario, Canada M5J 2S2 Attention: Jeff Zelinski E-Mail: jeffz@4everforest.org or to such other address as either party may from time to time specify in writing to the other party. Any notice shall be effective only upon delivery, which for any notice given by facsimile shall mean notice which has been received by the party to whom it is sent as evidenced by confirmation slip.

12.6 If any term or provision of this Agreement is determined to be illegal, unenforceable, or invalid in whole or in part for any reason, such illegal, unenforceable, or invalid provisions or part thereof shall be stricken from this Agreement, and such provision shall not affect the legality, enforceability, or validity of the remainder of this Agreement. If any provision or part thereof of this Agreement is stricken in accordance with the provisions of this section, then this stricken provision shall be replaced, to the extent possible, with a legal, enforceable, and valid provision that is as similar in tenor to the stricken provision as is legally possible.

12.7 Time is of the essence in respect to all provisions of this Agreement that specify a time for performance; provided, however, that the foregoing shall not be construed to limit or deprive a Party of the benefits of any grace or use period allowed in this Agreement.

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12.8 The Parties shall at their own cost and expense execute and deliver such further documents and instruments and shall take such other actions as may be reasonably required or appropriate to evidence or carry out the intent and purposes of this Agreement.

12.9 No Party shall be liable for any failure to perform its obligations in connection with any action described in this Agreement, if such failure results from any act of God, riot, war, civil unrest, flood, earthquake, or other cause beyond such party’s reasonable control (including any mechanical, electronic, or communications failure, but excluding failure caused by a party’s financial condition or negligence).

12.10 Multiple Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

12.11 Attorney Fees. In the event that any dispute between the Parties should result in litigation or arbitration, the prevailing party in such dispute shall be entitled to recover from the other Party all reasonable fees, costs and expenses of enforcing any right of the prevailing Party, including without limitation, reasonable attorneys’ fees and expenses.

12.12 This Agreement shall not be amended or varied in its terms by oral agreement or by representations or otherwise except by instrument in writing executed by the duly authorized representatives of the Parties or their respective successors or assigns.

12.13 This Agreement shall not be assigned by any Party hereto, without the prior written consent of the other Parties. This Agreement shall ensure to the benefit of and be binding upon the respective successors and assigns of the Parties.

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So agreed and executed as of this 15, day of November, 2022.

Karbon-X Corp. and Karbon-X Projects, Inc.

/s/ Chad Clovis
By: Chad Clovis, Chief Executive Officer

4everforest Foundation

/s/ Christopher Kerlow
By: Christopher Kerlow, [Co-Founder]

Silviculture Systems Corp.

/s/ Jeff Zelinski
By: Jeff Zelinski, [Co-Founder]

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Schedule A

1.	SCS agrees to plant a minimum of 35000, 250,000 trees in the 2023 planting season and 475,000 trees in the 2024 planting season.
2.	SCS agrees to submit a Carbon Credits Project to Verra (other applicable voluntary registries)

•	Phase 1 is the land due diligence and selection, describing the project description, feasibility study and pathway report in year 1

a.	Phase 2 submit the Carbon Credit project to Verra (or other applicable registries) for initial review of the project. Engage with a VVB to beginning verify the project and
b.	Phase 3 finalize the recommendations and feedback presented by the VVB to finalize the Carbon Credit project review to submit the Carbon Credit review generating carbon credits, year 3

•	SCS agrees to produce infrastructure needed for a charcoal carbon credit streaming facility in year 1 and apply for Carbon Credits to Verra; produce 1,000 of charcoal in year 2; produce 5,000 charcoal in year 3.
•	SCS will develop a charcoal streaming system.

•	Year 1 develops a pre-feasibility

a.	Year 2 facility design and research and development
b.	Year 3 Verify the project with a VVB

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Schedule B

The below timeline for milestones and share issuance align with the timeline of Schedule A and the agreed upon terms of this Agreement.

Karbon-X has agreed to purchase 80% of Siliviculture Systems in exchange for Karbon-X Shares valued at the lower of market price on the date of issuance or $0.50 per share, for a value $3,750,000USD of Karbon-X shares. These shares will be issued and sit in escrow for the length of this contract vesting at each milestone. The first tranche will be released upon signing with April 1st , 2023 at the next payment. This aligns with the start and ending of planting season in the region and allows Karbon-X to track the delivery of results. Dates and amounts are listed below. During each vesting period Karbon-X will be issued the proata share of Silviculture shares.

Upon Signing 30%

End of phase 1 - April 1, 2023 : 10%

October 1, 2023 : 20%

End of phase 2 - April 1, 2024 : 10%

October 1, 2023 : 20%

End of phase 3 - April 1, 2024 : 10%

Timeline and milestones for share issuances

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Schedule C

The below timeline for milestones and cash issuance that align with the timeline of Schedule A and the agreed upon terms of this Agreement.

Karbon-X has agreed to purchase 80% of Siliviculture Systems in exchange for

$3,500,000USD that will be released over the term of the contract and used for executing the objectives of schedule A. The first tranche will be released upon singing, the second tranche upon completion of the raise, with April 1st , 2023 at the next payment. This aligns with the start and ending of planting season in the region and allows Karbon-X to track the delivery of results.

Dates and amounts are listed below.

Upon Signing , = $30,000

Upon closing a Raise or January 6, 2023: = $500,000

End of phase 1 - April 1, 2023 : = $525,000

October 1, 2023 : = $750,000

End of phase 2 - April 1, 2024 : = $750,000

October 1, 2023 : = $1,050,000

Timeline and milestones for capital contribution

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Exhibit A

TERMINATION

13.1 Notwithstanding any other provision of this Agreement, the Silviculture Systems shall be entitled at any time after the Effective Date and before the end of the Option Period to notify the Karbon-X in writing of the termination of the Purchase Option, after which the Agreement will automatically terminate upon receipt of such notice.

13.2 The Silviculture Systems shall have the right to terminate the Agreement by means of a written notice to that effect to Karbon-X, if Karbon-X has not remedied any breach contemplated schedule B or C within thirty (30) days of the Karbon- X’s notification thereof, as set forth in schedule B or C. If the Karbon-X terminates this Agreement for failing to make cash payments, share issues, or Concession Expenses under schedule B or C of this Agreement, Silviculture Systems will not be obligated to make those cash payments, share issues, or incur in those Concession Expenses.

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